As filed with the Securities and Exchange Commission on May 28, 2004.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

ADVANCED FIBRE COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	68-0277743

(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1465 North McDowell Boulevard Petaluma, California	94954

(Address of Principal	(Zip Code)
Executive Offices)

Securities to be registered pursuant to Section 12(b) of the Act:

None.

     If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐

     If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

     Securities Act registration statement file number to which this form relates:                     (if applicable)

     Securities to be registered pursuant to Section 12(g) of the Act:

Preferred Stock Purchase Rights

(Title of class)

Item 1:	Description of Registrant’s Securities to be Registered:

     Reference is hereby made to the Registration Statement filed with the Securities and Exchange Commission (the “Commission”) on Form 8-A, dated May 19, 1998 (the “Original Form 8-A”), by Advanced Fibre Communications, Inc., a Delaware corporation (the “Company” or the “Registrant”), relating to the rights distributed to the stockholders of the Company (the “Rights”) in connection with the Rights Agreement, dated as of May 13, 1998 (the “Rights Agreement”), between the Company and BankBoston, N.A. (the “Rights Agent”) and to the Amendment No. 1 to Registration Statement filed with the Commission on Form 8-A/A, dated October 29, 1998 (the “First Form 8-A/A Amendment”), by the Company relating to the First Amendment to the Rights Agreement, dated as of October 19, 1998 (the “First Rights Agreement Amendment”), between the Company and the Rights Agent. The description of securities contained in Item 1 of each of the Original Form 8-A and First Form 8-A/A Amendment are incorporated herein by reference.

     On May 19, 2004, the Company executed the Second Amendment to Rights Agreement, dated as of May 19, 2004 (the “Second Rights Agreement Amendment”), between the Company and Equiserve Trust Company, N.A. (as the successor in interest to the Rights Agent).

     The Second Rights Agreement Amendment further amends the Rights Agreement to generally provide that (i) no Distribution Date, Shares Acquisition Date or Triggering Event shall be deemed to have occurred under the Rights Agreement, (ii) none of Tellabs, Inc., a Delaware corporation (“Tellabs”), nor any of its subsidiaries, affiliates or associates (collectively, the “Acquisition Group”), shall be deemed to have become an Acquiring Person under the Rights Agreement, and (iii) no holder of Rights shall be entitled to exercise such Rights under, or be entitled to any rights or benefits pursuant to any provision of the Rights Agreement, in each case solely by reason of (a) the approval, execution, delivery and performance of the Agreement and Plan of Merger, dated as of May 19, 2004 (the “Merger Agreement”), among the Company, Tellabs, and a wholly owned subsidiary of Tellabs (“Subsidiary”), (b) consummation of any of the transactions contemplated by the Merger Agreement, or (c) the announcement of any of foregoing. The Second Rights Agreement Amendment also amends the Rights Agreement to provide that the Rights will expire immediately prior to the effective time of the merger between the Company and the Subsidiary pursuant to the terms of the Merger Agreement.

     The Rights Agreement is filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on May 19, 1998 and incorporated by reference as Exhibit 4.1 to this Form 8-A/A. The First Rights Agreement Amendment is filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on October 29, 1998 and is incorporated by reference as Exhibit 4.2 to this Form 8-A/A. The Second Rights Agreement Amendment is filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on May 19, 2004 and is incorporated by reference as Exhibit 4.3 to this Form 8-A/A. The foregoing summary description of the Second Rights Agreement Amendment does not purport to be complete and is qualified in its entirety by reference to the exhibits hereto, which are incorporated herein by reference.

Item 2.	Exhibits.

4.1	Rights Agreement dated as of May 13, 1998 between Advanced Fibre Communications, Inc. and BankBoston, N.A. (Incorporated by reference from the Company’s Current Report on Form 8-K filed with the Commission on May 19, 1998.)

4.2	Amendment to Rights Agreement dated as of October 19, 1998 between Advanced Fibre Communications, Inc. and BankBoston, N.A. (Incorporated by reference from the Company’s Current Report on Form 8-K filed with the Commission on October 29, 1998.)

4.3	Second Amendment to Rights Agreement dated as of May 19, 2004, between Advanced Fibre Communications, Inc. and Equiserve Trust Company, N.A., as rights agent. (Incorporated by reference from the Company’s Current Report on Form 8-K filed with the Commission on May 19, 2004.)

SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on May 27, 2004.

ADVANCED FIBRE COMMUNICATIONS, INC

By	/s/ John A. Schofield

John A. Schofield Chief Executive Officer and President

INDEX TO EXHIBITS

4.1	Rights Agreement dated as of May 13, 1998 between Advanced Fibre Communications, Inc. and BankBoston, N.A. (Incorporated by reference from the Company’s Current Report on Form 8-K filed with the Commission on May 19, 1998.)

4.2	Amendment to Rights Agreement dated as of October 19, 1998 between Advanced Fibre Communications, Inc. and BankBoston, N.A. (Incorporated by reference from the Company’s Current Report on Form 8-K filed with the Commission on October 29, 1998.)

4.3	Second Amendment to Rights Agreement, dated as of May 19, 2004, between Advanced Fibre Communications, Inc. and Equiserve Trust Company, N.A., as rights agent. (Incorporated by reference from the Company’s Current Report on Form 8-K filed with the Commission on May 19, 2004.)

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